Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290665
333-290665-01

PROSPECTUS

Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255 (704) 386-5681

Bank of America Corporation

Senior Debt Securities

BofA Finance LLC

Senior Debt Securities

Fully and Unconditionally Guaranteed by Bank of America Corporation

Broker-dealer affiliates of Bank of America Corporation and/or BofA Finance LLC, including BofA Securities, Inc., may use this prospectus in connection with offers and sales in the secondary market of outstanding senior debt securities of Bank of America Corporation and BofA Finance LLC, and the related guarantee of the payment obligations under the senior debt securities of BofA Finance LLC by Bank of America Corporation, referenced herein. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to market prices at the time of sale.

The debt securities of Bank of America Corporation and BofA Finance LLC offered by this prospectus, and the guarantee of the debt securities of BofA Finance LLC by Bank of America Corporation, are unsecured and are not savings accounts, deposits or other obligations of a bank, are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks, including possible loss of principal.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these debt securities and the related guarantee or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 8, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the “SEC,” and is intended to describe certain outstanding securities previously issued by Bank of America Corporation and BofA Finance LLC, and guaranteed by Bank of America Corporation.

This prospectus may be used by broker-dealer affiliates of Bank of America Corporation and/or BofA Finance LLC, including BofA Securities, Inc., in connection with offers and sales in the secondary market of the securities referenced in this prospectus. Any of these affiliates, including BofA Securities, Inc., may act as a principal or agent in these transactions. Any affiliate that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), will conduct these offers and sales in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s offer and sale of securities of an affiliate. The transactions in the secondary market by these affiliates, including BofA Securities, Inc., may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. These affiliates do not have any obligation to make a market in the securities and may discontinue their market-making activities at any time without notice, in their sole discretion.

Neither Bank of America Corporation nor BofA Finance LLC will receive any proceeds from the sale of securities offered by this prospectus.

Neither Bank of America Corporation nor BofA Finance LLC has authorized anyone to provide any information other than the information provided in or incorporated by reference in this prospectus or any supplement to this prospectus. Neither Bank of America Corporation nor BofA Finance LLC takes responsibility for, or can provide assurance as to the reliability of, any other information that others may provide. No offer or sale of securities is being made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement, as well as information filed or to be filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the applicable document or other date referred to in that document. The business, financial condition, and results of operations of Bank of America Corporation may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Bank of America” or “the Guarantor” are to Bank of America Corporation, excluding its consolidated subsidiaries. References in this prospectus to “BofA Finance” are to BofA Finance LLC, a direct, wholly-owned finance subsidiary of Bank of America, and not to Bank of America. References in this prospectus to “issuers” are to Bank of America and BofA Finance and to “issuer” is to Bank of America or BofA Finance, as applicable, as issuer of the applicable debt securities. Unless otherwise indicated, all references in this prospectus to “securities” refer to the senior debt securities of Bank of America and/or the senior debt securities of BofA Finance and the related guarantee of the senior debt securities of BofA Finance by Bank of America, as applicable.

BANK OF AMERICA CORPORATION

Bank of America is a Delaware corporation, a bank holding company and a financial holding company. Through its various bank and nonbank subsidiaries throughout the United States and in international markets, it provides a diversified range of banking and nonbank financial services and products. Bank of America is one of the world’s largest financial institutions, serving individual customers, small- and middle-market businesses, institutional investors, large corporations and governments with a full range of banking, investing, asset management and other financial and risk management products and services. Bank of America’s principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

BofA FINANCE LLC

BofA Finance is a Delaware limited liability company and a direct, wholly-owned finance subsidiary of Bank of America. BofA Finance was formed on June 24, 2016 for the purpose of selling debt securities to investors and lending the net proceeds therefrom to Bank of America and/or Bank of America’s other subsidiaries. The principal executive offices of BofA Finance are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

DESCRIPTION OF THE SECURITIES

The outstanding securities being offered by use of this prospectus consist of debt securities and guarantees previously issued and registered under the following registration statements: 333-213265; 333-234425; and 333-268718 (collectively, the “Prior Registration Statements”). The descriptions of the securities being offered hereby are contained in the prospectuses and supplements thereto that are included in the Prior Registration Statements. The disclosure information in the prospectuses and all supplements thereto constituting part of the Prior Registration Statements is incorporated by reference into this prospectus, except that information contained in such prospectuses and supplements thereto that (1) constitutes a description of Bank of America or BofA Finance, or (2) incorporates by reference any information contained in Bank of America’s current or periodic reports filed with the SEC, is superseded by the information in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Bank of America and BofA Finance have filed a registration statement on Form S-3 with the SEC covering the securities of Bank of America and BofA Finance to be offered and sold using this prospectus. You should refer to this registration statement and its exhibits for additional information about Bank of America, BofA Finance and the securities being offered.

Bank of America files annual, quarterly, and special reports, proxy statements and other information with the SEC. You may inspect Bank of America’s filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information Bank of America files with the SEC also are available at its website, www.bankofamerica.com. The SEC’s web address and Bank of America’s web address are included as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

The SEC allows Bank of America to incorporate by reference into this prospectus the information Bank of America files with the SEC. This means that:

•	incorporated documents are considered part of this prospectus;

•	important information can be disclosed to you by referring you to those documents; and

•	information that Bank of America files with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

Bank of America incorporates by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•

its annual report on Form 10-K for the year ended December  31, 2024, including information specifically incorporated into Bank of America’s Form 10-K from Bank of America’s definitive proxy statement relating to Bank of America’s 2025 annual meeting of shareholders;

•	its quarterly reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025; and

•

its current reports on Form 8-K filed January  16, 2025, January  29, 2025, February  7, 2025, February  28, 2025, April  15, 2025, April  24, 2025, April  29, 2025, July  1, 2025, July  16, 2025, July  23, 2025, July  24, 2025, September  12, 2025, September  15, 2025, October 15, 2025, October 16, 2025 and November 26, 2025 (in each case, other than documents or information that is furnished but deemed not to have been filed).

Bank of America also incorporates by reference into this prospectus (1) reports that it will file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, during the period after the filing of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus until the termination of the offering of securities covered by this prospectus, but not any information that may be furnished but that is not deemed to be filed and (2) the disclosure information described above under “Description of the Securities.”

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Bank of America’s business, financial position, and results of operations may have changed since that date. Bank of America will provide to you, without charge, upon your oral or written request a copy of any filings referred to above. You may request such copies by contacting Bank of America at the following address or telephone number:

Bank of America Corporation

Fixed Income Investor Relations

100 North Tryon Street

Charlotte, North Carolina 28255-0065

1-866-607-1234

BofA Finance is a consolidated finance subsidiary of Bank of America, and Bank of America has fully and unconditionally guaranteed the debt securities issued by BofA Finance. No other subsidiary of Bank of America guarantees the securities of BofA Finance.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus and the applicable supplements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Bank of America’s actual results may differ materially from those set forth in its forward-looking statements. As a large, international financial services company, Bank of America faces risks that are inherent in the businesses and market places in which it operates. Information regarding important factors that could cause its future financial performance to vary from that described in its forward-looking statements is contained in its annual report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this prospectus, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in subsequent filings of Bank of America that are incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of Bank of America’s SEC filings.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to Bank of America or any person on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Bank of America nor BofA Finance undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

EXPERTS

The consolidated financial statements of Bank of America Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.